                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement"), made as of June 30, 1998, by and between CADUS PHARMACEUTICAL CORPORATION, a Delaware corporation, having its principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591-6705 (the "Corporation"), and CHARLES WOLER, an individual of French nationality with an address at 176 Boulevard Bineau, 92200 Neuilly/seine, France (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Corporation desires to provide for the Executive's employment as President and Chief Executive Officer for a term of three years, with an option year at the Corporation's election, subject to the terms and provisions of the Agreement; and

         WHEREAS, the Executive desires to accept such employment, subject to the terms and provisions of the Agreement; and

         WHEREAS, the Corporation and the Executive mutually desire to provide for the grant of certain stock options;


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          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Corporation and the Executive (individually a "party" and together the "parties") agree as follows:

         1. Terms of Employment. The Corporation shall employ the Executive, and the Executive shall accept employment, as President and Chief Executive Officer of the Corporation. The Executive's employment by the Corporation pursuant to the terms of this Agreement shall commence on the Effective Date. The undersigned members of the Compensation Committee of the Board of Directors shall use their best efforts to have the Executive appointed or elected to the Board of Directors. Subject to Section 4 hereof, the Executive's employment by the Corporation shall continue in full force and effect until the earlier to occur of the third anniversary of the Effective Date (the "Scheduled Termination Date") or the date on which the Executive is terminated or resigns from the Corporation pursuant to Section 4 hereof (the "Actual Termination Date"). Notwithstanding the foregoing, the Corporation shall have the option to extend the period of the Executive's employment hereunder for one year, by furnishing written notice to the Executive at least 90 days prior to the initial Scheduled Termination Date, in which case the Scheduled Termination Date shall thereafter be the fifth anniversary of the Effective Date.

         2. Full Time Commitment. During the period of employment hereunder, the Executive, except as hereinafter provided, shall devote his full business time and efforts to the business and affairs of the Corporation, use his best efforts to promote the business of the



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Corporation, hold the offices in the Corporation (or in any subsidiary corporation or other business entity controlled by the Corporation (a "Subsidiary")) to which from time to time he may be elected or appointed (provided, however, that the Executive shall not be entitled to additional compensation for serving as a director of the Corporation or any Subsidiary if so elected), and perform such duties as shall be assigned to him by the Board of Directors of the Corporation. The Executive shall take such steps as are necessary to enable him to complete a Form I-9 upon the Effective Date, to be filed with the United States immigration authorities, and shall take such other steps as are necessary to enable him to become, and continue to be, employed hereunder on a full time basis in the United States. Notwithstanding anything herein to the contrary, nothing shall preclude the Executive or his spouse from serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations; engaging in charitable activities and community affairs; and managing his or her personal investments and affairs; provided, however, that, in the case of the Executive, such activities do not materially interfere with the proper performance of his duties and responsibilities as the Corporation's President and Chief Executive Officer.

         3. Base Salary. The Corporation shall compensate the Executive for the services to be rendered by him hereunder, including all services to be rendered as an officer or director of the Corporation (or any Subsidiary), by paying the Executive a base salary at the rate of $300,000 per annum for the first year of the Executive's employment hereunder, $330,000 per annum for the second year of the Executive's employment hereunder, $360,000 per annum for the third year of the Executive's employment hereunder and, if the Corporation exercises its option to


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extend the Executive's employment hereunder pursuant to the last sentence of
Section 1 hereof, $400,000 per annum for the fourth year of the Executive's employment hereunder. Such salary shall be paid at regular intervals in accordance with the usual salary payment practices of the Corporation, but not less frequently than semi-monthly. Furthermore, the Executive shall be entitled to such bonuses, if any, as the Compensation Committee of the Board of Directors, in its sole discretion, may determine from time to time.

         4.    Termination of Employment.

         (a) If the Executive's employment terminates for any reason whatsoever prior to the Scheduled Termination Date, the Corporation shall pay to the Executive within ten days of such termination the salary specified in
Section 3 hereof earned through the Actual Termination Date.

         (b)   In the event that

         (i) the Executive's employment is terminated by the Corporation without "cause" (as hereinafter defined in Section 4(f));

         (ii) the Executive terminates his employment with the Corporation within 18 months after a "Change of Control" (as hereinafter defined in Section 4(g)) and prior to the Scheduled Termination Date and after the Executive is assigned any duties or responsibilities that are inconsistent with his position, duties,


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               responsibilities or status on the Effective Date, or his
               reporting responsibilities or titles in effect on the Effective Date hereof are changed; or

         (iii) the Executive terminates his employment with the Corporation within 3 months of a material change in the Executive's position, duties or responsibilities with respect to his employment with the Corporation or a change in the Executive's principal place of work by more than 75 miles and more than 50 miles from the Executive's principal residence, without the Executive's prior written consent;

(each termination event described in clauses (i) through (iii), above, being hereinafter referred to as a "Section 4(b) Termination Event") then in addition to any payment which may be due pursuant to Section 4(a), the Corporation shall pay to the Executive, within ten days of such termination, an amount equal to the amount of base salary which would have been payable to the Executive if the Executive had remained employed under the terms of the Agreement from the Actual Termination Date to the earlier of (i) the second anniversary of the Actual Termination Date or (ii) the Scheduled Termination Date, and all unvested stock options granted to the Executive will immediately vest as of the date of termination.

         (c) The Executive shall be entitled only to the payments described in Section 4(a) hereof if the Executive voluntarily terminates his employment prior to the Scheduled Termination Date for any reason other than a
Section 4(b) Termination Event.



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         (d)   If the Executive fails for any reason to continue to be
able to be lawfully employed in the United States on a full time basis, his employment hereunder shall terminate immediately and he shall be entitled only to the payments described in Section 4(a) hereof. In no event shall any such termination be construed as a Section 4(b) Termination Event.

         (e) If the Executive's employment terminates, whether or not on account of a Section 4(b) Termination Event, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement, if any, on account of any remuneration attributable to any subsequent employment that he may obtain.

         (f)   For purposes of this Agreement, "cause" shall mean

               (i) the commission of a crime by the Executive which constitutes a felony;

               (ii) the Executive's commission of any fraud, misappropriation or willful misconduct which causes material injury to the Corporation; or

               (iii) the reckless disregard by the Executive of the substantial performance of his duties hereunder and his


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                      failure to cure such breach within ten days after
                      notice thereof from the Corporation.

         (g) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred when

               (i) any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or group, other than Carl C. Icahn and his affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the then outstanding securities of the Corporation (assuming the conversion of all outstanding convertible preferred stock of the Corporation);

               (ii) a majority of the persons who are elected to the Board of Directors of the Corporation were not placed in nomination for that office by the Board of Directors; or

               (iii) the Corporation combines with another company and the shareholders of the Corporation hold less than 50% of the total of all voting shares outstanding or to be

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                      outstanding as a result of the combination or the
                      Corporation's directors constitute less than a majority of the Board of Directors of the combined entity.

         5. Noncompetition. Except as approved in writing by the Board of Directors of the Corporation, during the period from the Effective Date through the Scheduled Termination Date, and for a further continuous period thereafter ending on the first anniversary of the Actual Termination Date if the Actual Termination Date is within one year of the Scheduled Termination Date, the Executive shall not:

               (a) Engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder, investor, lender, officer or director of a corporation (other than the Corporation), or as an employee or agent of, or consultant or advisor to, any person, partnership, corporation, joint venture or enterprise (other than the Corporation), or in any capacity on behalf of any trust or other organization or entity, any business in competition with (as defined below) any business then carried on by the Corporation as long as any like business is carried on by the Corporation or by any person, corporation, partnership, trust or other organization or entity deriving title to the good will of such business, directly or indirectly, from the Corporation; provided, however, that nothing herein contained shall prevent the Executive from purchasing not more than 3% of the amount of any class of securities of any publicly owned company, the securities of which are listed on a national securities exchange or registered pursuant to Section 12(g) of the Exchange Act. The Executive may make investments, without restriction on amount, in non-competitive private businesses. For the purposes of this Section

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5(a), the term "any business then carried on by the Corporation" shall mean yeast based genetics, or any other area of research or production which is a significant business activity of the Corporation during the twelve (12) month period prior to the Executive's Actual Termination Date, but in no event shall such term be interpreted to mean the entire field of biotechnology; or

               (b) Solicit, raid, entice, induce or attempt to persuade any person that presently is, or at any time during the term of employment hereunder shall be (or, in the case of termination, is at the time of termination), an employee of the Corporation to become employed by any person, firm, partnership, corporation or other enterprise or entity, and the Executive shall not approach any such employee for such purpose or authorize the taking of such actions by any other person, firm, partnership, corporation or other enterprise or entity in taking such action.

         6.    Assignment of Rights; Confidentiality.

               (a) The Executive hereby sells, assigns and transfers to the Corporation all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the term of this Agreement are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Corporation's business or arise out of any work he performs or information he receives regarding the business of the Corporation while employed by the Corporation. The Executive shall fully disclose to the Corporation as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Corporation and without any further remuneration in any form to him by the Corporation, but at the expense

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of the Corporation, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Corporation may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

               (b) The Executive agrees that, during or at any time after the termination of this Agreement, he shall not divulge, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, attorney-client communications, pending or contemplated acquisitions or other transactions, products, processes, equipment or any confidential or secret aspect of the business of the Corporation without the prior written consent of the Corporation, unless such information shall have become public knowledge or shall have become known generally to competitors of the Corporation through sources other than the Executive.

         7. Enforcement of Noncompetition and Confidentiality Provisions. The following provisions shall apply to the covenants contained in Sections 5 and 6 hereof:

               (a) The covenants contained in Sections 5 and 6 shall apply world-wide.

               (b) Without limiting the right of the Corporation to pursue all other legal and equitable remedies, including recovery of damages, available for violation by the Executive of the covenants contained in Sections 5 and 6 hereof, the Corporation shall be entitled to specific performance of its rights under such Sections. The Executive agrees that monetary damages

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would not be adequate compensation for any loss incurred by the Corporation by reason of a breach by him of the provisions of Section 5 or 6 hereof, and that the Corporation would sustain irreparable harm and therefore further agrees that the Corporation shall be entitled to injunctive relief to prevent any such breach or any continuing breach thereof.

               (c) Each party intends and agrees that if, in any action or proceeding before any arbitrator, court or agency legally empowered to enforce the covenants contained in Sections 5 and 6 hereof, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such arbitrator, court or agency.

         8.    Benefits and Reimbursable Expenses.

               (a) The Executive shall be entitled to participate in any medical, dental, life insurance, retirement, pension, profit sharing or other benefit plans that the Corporation has or may establish and maintain for the benefit of employees of the Corporation. The Executive shall be entitled to reasonable vacations during each year of his employment hereunder, consistent with the policies of the Corporation with respect to vacations, and the Corporation shall provide the Executive with reasonable perquisites suitable to the office in the Corporation which he holds.

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               (b) The Executive shall be reimbursed for all business travel and other expenses incidental to the performance of services hereunder in accordance with the usual practices of the Corporation, such reimbursement to be made within a reasonable time not to exceed thirty (30) days after the Executive submits written invoices and receipts evidencing such expenses and the purposes for which the same were incurred.

               (c) The Corporation shall advance to the Executive $12,000 on the Effective Date and an additional $12,000 on the thirtieth day following the Effective Date, for expenses incurred by the Executive for housing within the United States during the first six months of his employment hereunder. Within a reasonable time, and not later than nine months after the Effective Date, the Executive shall submit written evidence of such housing expenses to the Corporation. If the Executive's substantiated housing expenses for the six month period are less than $24,000, he shall repay the difference to the Corporation.

               (d) The Corporation shall pay or reimburse the Executive for legal costs incurred by the Executive in obtaining the necessary U.S. immigration papers to allow the Executive and his spouse and children to reside in the United States, and to permit the Executive to perform his duties hereunder within the United States, during the term of this Agreement.

               (e) The Corporation will arrange for, or at the Corporation's election shall reimburse the Executive for the reasonable cost of, moving his furniture, household effects and personal property from his current residence in France to the United States, and the Corporation will reimburse Executive for reasonable expenses associated with the move, including real estate

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agent, legal and other fees associated with the sale of the residence in France, and legal and other closing costs associated with the purchase of a residence in the New York area if the purchase occurs within one year of the Effective Date. Reimbursable expenses shall not include mortgage points associated with the financing of a residence or the taxes, if any, resulting from being reimbursed for moving expenses. Any reimbursement under this Subsection (e) shall be made within a reasonable time not to exceed thirty days after the Executive submits written invoices or receipts. The total amount payable by the Corporation under this Subsection (e), whether by direct payment or by reimbursement to the Executive, shall not exceed $50,000. If the Executive voluntarily terminates his employment under the Agreement (other than as a result of a Section 4(b) Termination Event) within one year of the last payment under this Subsection
(e), the amounts paid (directly or as reimbursements by the Corporation under this Subsection (e)) shall be considered a loan and shall be payable by the Executive to the Corporation within thirty (30) days of his Actual Termination Date.

         9.    Stock Options.

               (a) The Corporation, acting by the Compensation Committee of the Board of Directors ("Compensation Committee"), hereby agrees to grant the Executive, as of the Effective Date, under the Corporation's 1996 Incentive Plan (the "1996 Option Plan") or otherwise, the following stock option:

                           a stock option to purchase 425,000 shares of the Corporation's common stock with a per share exercise


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                           price equal to the fair market value of a share of
                           the Corporation's common stock (as determined under the 1996 Stock Option Plan) as of the Effective Date, such option to vest with respect to one-third of the shares on the first anniversary of the Effective Date, and the balance to vest in 24 equal monthly installments commencing on the first day of the month following the first anniversary of the Effective Date.

For the purposes of this Agreement, an option shall become exercisable when it is vested.

               (b) With respect to all stock options to be granted to the Executive pursuant to the terms hereof, the Compensation Committee agrees that if the Executive so requests at the time of exercise, the Compensation Committee will permit the Executive to exercise any or all such options by borrowing the exercise price from the Corporation and using the proceeds thereof to exercise the options, subject to the terms and conditions of Section 5.6 of the Option Plan.

         10. Withholding. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Corporation may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

         11. Entire Agreement. This Agreement sets forth the entire agreement and

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understanding between the parties and supersedes all proposals, commitments, writings, negotiations, discussions, agreements and understandings, oral or written, of every kind and nature between them concerning the subject matter hereof (other than the 1996 Option Plan or any other employee stock option plan which may be adopted during the term of the Agreement (together, the "Option Plans"), any option agreement granted under the Option Plans or otherwise, and the terms of any employee benefit plan covering the Executive).

         12. Amendments and Waivers. This Agreement may not be amended or otherwise modified except in a writing signed by both parties hereto. No discharge of the terms hereof shall be deemed valid unless by full performance by the parties or by a writing signed by the parties. A waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any other breach or violation hereof. No failure to exercise or delay in exercising any right of any party pursuant to this Agreement shall operate as a modification of the rights of the party vis a vis the other party, or shall be construed as a waiver of the said right.

         13. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (excluding telecopier, electronic mail or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated above or to such changed address as such party may have fixed by notice.

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         14.   Successors. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including without limitation any corporation which may acquire all or substantially all of the Corporation's assets and business or with or into which the Corporation may be consolidated or merged, and the Executive, his heirs, executors, administrators and legal representatives, provided that the obligations of the Executive hereunder may not be delegated.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts to be made and performed therein without giving effect to principles of conflicts of law.

         16. Currency. All references to dollars hereunder shall refer to the lawful currency of the United States of America, and all payments or reimbursements payable under the Agreement shall be made in such currency.

         17. Severability. Should any part, term, condition or provision hereof or the application thereof be declared illegal, invalid or otherwise unenforceable or in conflict with any other law by a court of competent jurisdiction, the validity of the remaining parts, terms, conditions or provisions of this Agreement shall not be affected thereby, and the illegal, invalid or unenforceable portions of this Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact, except to the extent necessary to conform to the redrafted portions hereof.

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         18.   Mediation and Arbitration; Litigation.

               (a) Any dispute relating to this Agreement, other than any dispute relating to the provisions of Section 5, 6 or 7 hereof, shall be submitted to mediation in accordance with the WIPO (World Intellectual Property Organization) Mediation Rules. The mediation shall be held in New York City, N.Y. and shall be in the English language.

If, and to the extent that, any such dispute has not been settled pursuant to the mediation within 90 days of the commencement of mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by Arbitration in accordance with the WIPO Expedited Arbitration rules. Alternatively, if, before the expiration of the said period of 90 days, either party fails to participate or to continue to participate in the mediation, the dispute shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by Arbitration in accordance with the WIPO Expedited Arbitration Rules. In either case, the arbitration shall be held in New York City, N.Y. and shall be in the English language. The dispute referred to arbitration shall be decided in accordance with the laws of the State of New York.

               (b) Any action or proceeding brought to enforce or interpret the provisions of Section 5, 6 or 7 of this Agreement, or to determine or resolve any claim or controversy arising under Section 5, 6 or 7 hereof, shall be brought in a court of competent jurisdiction in the State of New York. Both parties agree to waive their right to a jury trial in any such action or proceeding, and such waiver shall be irrevocable.

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               (c) The Corporation will pay or reimburse the Executive for all costs and expenses (including court costs and attorney's fees) incurred by Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, or enforceability of, this Agreement or any provision hereof, but only if the Executive is the prevailing party with respect to such claim, action or proceeding.

         19. Review by Executive. The Executive acknowledges that he has carefully reviewed the terms of this Agreement and that he has not relied on the Corporation or its counsel and that this Agreement fairly and accurately reflects the terms of his employment by the Corporation.

         20. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         21. Counterparts. This Agreement may be executed in two or more counterparts.

         22.   Effective Date and Survival of Certain Provisions.

               (a) This Agreement shall become effective as of a date (the "Effective Date") to be agreed upon in writing by the Corporation and the Executive, and shall continue in effect through the earlier of the Actual Termination Date or the Scheduled Termination Date. If the Agreement does not become effective on or before 150 days after the date first set forth in this Agreement (the expiration of said 150-day period being herein referred to as the "Cancellation

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Date"), then except as is otherwise provided in this Section 22, the Agreement shall be null and void, ab initio.

               (b) The parties may agree in writing to extend the date by which the Agreement must become effective pursuant to Subsection (a), provided that any such extension shall be for no more than thirty days from the Cancellation Date, as it may have been previously extended.

               (c) Notwithstanding anything set forth in this Agreement to the contrary, following the execution of the Agreement by the Corporation and the Executive, the Corporation shall pay for or reimburse the Executive for the reasonable costs and expenses of a one week relocation visit to New York City, including round-trip business class airfare, lodging and meals and local travel expenses, for the Executive and his spouse. The Corporation may, at its election arrange for all or any part of the travel and lodging associated with the visit The Executive shall be entitled to take the one week relocation visit prior to the Effective Date (but not after the Cancellation Date, as the same may have been extended) and the Executive shall be entitled to reimbursement for out-of-pocket expenses pursuant to this Subsection (c) whether or not the Agreement becomes effective or becomes null and void. The Executive shall be entitled to reimbursement for such expenses within a reasonable time not to exceed thirty days after the Executive submits written invoices and receipts evidencing such expenses.

               (d) Sections 4, 5, 6 and 7 shall survive the termination of the Agreement to the extent provided therein.

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          IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement as of the date first above written.

                                 CADUS PHARMACEUTICAL CORPORATION

                                 By: The Compensation Committee of the Board
                                      of Directors

                                 /s/ Harold First
                                 -----------------------------------------
                                     Harold First, Member


                                 /s/ Nicole Vitullo
                                 -----------------------------------------
                                     Nicole Vitullo, Member


                                 /s/ Jack Wasserman
                                 -----------------------------------------
                                     Jack Wasserman, Member

                                 EXECUTIVE:

                                 /s/ Charles Woler
                                 -----------------------------------------
                                     Charles Woler


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